October 30, 2003



Boards of Directors
Synergy, MHC
Synergy Financial Group, Inc.
Synergy Bank
310 North Avenue East
Cranford, NJ 07016


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro"), in the Application for Conversion of Synergy, MHC, and any amendments thereto, and in the Registration Statement on Form S-1, and any amendments thereto, filed by Synergy Financial Group, Inc. and references to the Conversion Valuation Appraisal Report ("Report") and the valuation of Synergy, MHC provided by FinPro, and our opinion regarding subscription rights filed as an exhibit to the applications referred to above. We also consent to the use of our firm's name and the inclusion of, summary of and references to our Report in the Form S-1 Registration Statement filed by Synergy Financial Group, Inc. and any amendments thereto, and the Application for Conversion filed by Synergy, MHC and any amendments thereto. We hereby consent to being named as an expert in the prospectus under the caption "Experts", filed with the Application for Conversion and the form S-1 Registration Statement.


                                    Very Truly Yours,


                                    /s/FinPro, Inc.

                                    FinPro, Inc.